Jewett-Cameron Announces the Appointment of a New Director

North Plains, Oregon, February 4, 2008 – Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF; TSX: JCT) today announced the election of Ralph Lodewick as a new director at its annual meeting of shareholders that was held in Vancouver, British Columbia on Friday, February 1, 2008.  Mr. Lodewick replaces Richard Cheong, whose term as a director expired at the conclusion of the shareholders’ meeting.

In the proxy material that was sent to shareholders Dennis Miller had been nominated to replace Mr. Cheong as a director.  However, Mr. Miller informed the company prior to the meeting that a conflict had arisen, and he would not be able to serve in the position of director.

Mr. Lodewick has an extensive business and governance background covering over 40 years.  Employers have included Tektronix and Kelly Services, and he has owned businesses involved in art and music.  Also, he has served on the board of directors of City Arts, the Mt. Hood Festival of Jazz, the Jazz Society of Oregon, and the Multnomah Arts Center Association.  Additionally, he was board president of the Jazz Society of Oregon and the Multnomah Arts Center Association.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that operates through subsidiary companies as follows.  Jewett-Cameron Lumber Corporation’s business consists of warehouse distribution and direct sales of wood products and specialty metal products to home centers and other retailers.  Greenwood Products is a processor and distributor of industrial wood and other specialty building products principally to customers in the marine and transportation industries.  MSI-PRO is an importer and distributor of pneumatic air tools, industrial clamps, and the Avenger Products line of sawblades and other products.  Jewett-Cameron Seed Company is a processor and distributor of agricultural seeds.  The area of most significant growth within Jewett-Cameron is the manufacture and distribution of specialty metal products like dog kennels, gate support systems, and perimeter fencing.

Contact: Don Boone, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.